EXHIBIT 99

PRESS RELEASE OF CCSB FINANCIAL CORP.

For more information		FOR IMMEDIATE RELEASE
contact:	Mario Usera	Liberty, Missouri
	Executive Vice President	December 6, 2004
(816) 781-4500

CCSB FINANCIAL CORP. ANNOUNCES OPERATING RESULTS

FOR FOURTH QUARTER AND FISCAL YEAR 2004

LIBERTY, MISSOURI – CCSB Financial Corp. (OTC Bulletin Board: CCFC) today announced net earnings of $20,000 for the fourth quarter ended September 30, 2004, compared to net earnings of $29,000 for the same period in the prior fiscal year. Despite the earnings for the quarter, the Company reported an operating loss of $13,000 for the fiscal year ended September 30, 2004. This compares to net earnings of $157,000 for the prior fiscal year.

The net earnings in the fourth quarter reflect a return to profitability following operating losses in the second and third quarters of fiscal year 2004. The loss for the fiscal year is attributed to the lack of sufficient growth to increase net interest income sufficiently to offset the decrease in noninterest income and the increase in noninterest expense. Noninterest income was significantly lower for the fiscal year ended September 30, 2004, than the fiscal year ended September 30, 2003, due to the lower gain on the sale of loans. Noninterest expense was higher in fiscal year 2004 due to the additional costs associated with being a public company and the expense of benefit plans approved by stockholders. The basic and diluted loss per share for fiscal year 2004 was $0.01 compared to basic and diluted earnings per share of $0.15 for fiscal year 2003.

President and Chief Executive Officer John Davis stated, “We want to grow in a prudent manner and were not able to achieve the growth as fast as we anticipated to offset the anticipated increase in operating expenses.” He further added, “The net earnings in fiscal year 2003 were attributed in large part to the gain on the sale of loans, which were attributed to the refinance activity resulting from historically low interest rates. We were not able to sustain that level of gain in fiscal year 2004. However, we have experienced solid growth in assets with an increase in loans and we had a 33% growth in noninterest-bearing deposit accounts. As a result, our net yield on earning assets has improved, which should provide for improved future results.”

The following reflects selected consolidated operations data for fiscal years 2004 and 2003:

	Year Ended September 30,
(Dollars in Thousands)	2004	2003	% Change
Net interest income	$2,723	$2,526	7.8%
Provision for loan losses	(55)	(48)	14.6

Net interest income after provision losses	2,668	2,478	7.7

Noninterest income	263	412	(36.2)
Noninterest expense	(2,972)	(2,645)	12.4

Earnings (loss) before income taxes	(41)	245	(116.7)
Income taxes	28	(88)	131.8

Net earnings (loss)	(13)	157	(108.3)

The increase in net interest income is attributed to the increase in net earning assets and an improved net interest spread. The decrease in noninterest income was due to the gain on sale of loans, which decreased from $234,000 in fiscal year 2003 to $16,000 in fiscal year 2004. The increase in noninterest expense was due primarily to higher compensation and benefits expense resulting from a full year’s expense of the Employee Stock Ownership Plan approved as part of the conversion to stock form and the expense of the Recognition and Retention Plan approved in January 2004 by stockholders.

CCSB Financial Corp. is the holding company for Clay County Savings Bank, a federally-insured and chartered savings bank based in Liberty, Missouri. CCSB Financial Corp.’s results of operations depend primarily on its wholly-owned subsidiary savings bank. Clay County Savings Bank converted from a mutual organization to a stock savings bank on January 8, 2003. In connection with the conversion, CCSB Financial Corp. was formed as the Bank’s holding company. At September 30, 2004, CCSB Financial Corp. had total assets of $89.0 million, which is an increase of $3.5 million, or 4.2%, from the prior fiscal year end of September 30, 2003. At September 30, 2004, total stockholder’s equity was $14.4 million, or $14.87 per share.

CCSB Financial Corp. trades on the OTC Electronic Bulletin Board under the symbol “CCFC.” The Bank offers a full range of deposit and loan products from its offices in Liberty (2), Kearney and Smithville, all located in Clay County, Missouri, and in the standard metropolitan statistical area of Kansas City, Missouri.

Statements contained in this news release contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs of management as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. These risks and uncertainties include among others, the impact of changes in market interest rates and general economic conditions, changes in government regulations, changes in accounting principles and the quality or composition of the loan and investment portfolios. Therefore, actual future results may differ significantly from results discussed in the forward-looking statements due to a number of factors, which include, but are not limited to, factors discussed in the documents filed by the Company with the Securities and Exchange Commission from time to time.